Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	Exhibit 99.1
XILINX ANNOUNCES FISCAL 2010 RESULTS;
RECORD Q4 SALES OF $529 MILLION
SAN JOSE, CA, APRIL 28, 2010— Xilinx, Inc. (Nasdaq: XLNX) today announced fiscal 2010 sales of $1.83 billion, essentially flat with sales from the prior fiscal year. Fiscal 2010 net income decreased 1% to $357.5 million, or $1.29 per diluted share, versus fiscal 2009 net income of $361.7 million, or $1.31 per diluted share. Fiscal 2009 net income included a $75.0 million pre-tax gain, or $0.21 per diluted share, on the extinguishment of convertible debt.
Fourth quarter fiscal 2010 sales were $529.0 million, up 3% sequentially and up 34% from the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2010 net income was $148.5 million, or $0.54 per diluted share, including previously announced pre-tax restructuring charges totaling $2.8 million, or $0.01 per diluted share. Included in the fourth quarter net income was a tax benefit of $23.2 million, or $0.08 per diluted share, primarily related to the impact of our recent favorable ruling in the Ninth Circuit Court.
The Xilinx Board of Directors announced a quarterly cash dividend of $0.16 per outstanding share of common stock, payable on June 9, 2010 to all stockholders of record at the close of business on May 19, 2010.
Additional fourth quarter comparisons are represented in the charts below:
GAAP Results
(In millions, except EPS)

	Q4	Q3	Q4	Growth Rates
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
Net revenues	$529.0	$513.3	$395.0	3%	34%
Operating income	$156.1	$136.6	$78.3	14%	99%
Net income	$148.5	$106.9	$78.0	39%	90%
Diluted earnings per share	$0.54	$0.38	$0.28	42%	93%
“Record quarterly sales of $529 million coupled with the highest gross and operating margins achieved in nearly six years provide strong testament to the growing acceptance of Xilinx programmable platforms as well as to our continued financial discipline,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Gross and operating margins for the quarter were 64.9% and 29.5%, respectively, up from 62.1% and 19.8% in the same quarter a year ago.” Gavrielov continued, “In the next fiscal year and beyond, I believe Xilinx is uniquely positioned to capitalize on incremental growth opportunities afforded by our 28nm leadership as well as our innovative platform-based architectures.”

Net Revenues by Geography:

	Percentages
	Q4	Q3	Q4	Growth Rates
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
North America	33%	35%	35%	-5%	24%
Asia Pacific	35%	36%	35%	1%	34%
Europe	24%	20%	22%	25%	48%
Japan	8%	9%	8%	-4%	35%
Net Revenues by End Market:

	Percentages
	Q4	Q3	Q4	Growth Rates
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
Communications	47%	46%	47%	7%	34%
Industrial & Other	30%	32%	32%	-4%	27%
Consumer & Automotive	15%	15%	14%	5%	47%
Data Processing	8%	7%	7%	7%	42%
Net Revenues by Product:

	Percentages
	Q4	Q3	Q4	Growth Rates
	FY 2010	FY 2010	FY 2009	Q-T-Q	Y-T-Y
New	36%	33%	23%	13%	108%
Mainstream	31%	33%	36%	-4%	15%
Base	28%	29%	36%	0%	7%
Support	5%	5%	5%	4%	21%
Products are classified as follows:
New Products: Virtex-6, Virtex-5, Spartan-6, Spartan-3A and Spartan-3E product families
Mainstream Products: Virtex-4, Spartan-3, Spartan-II and CoolRunner™-II product families
Base Products: Virtex, Virtex-E, Virtex-II, Spartan, XC4000, CoolRunner and XC9500 product families
Support Products: Configuration products, HardWire, Software & Support/Services
Key Statistics:
(Dollars in millions)

	Q4	Q3	Q4
	FY 2010	FY 2010	FY 2009
Annual Return on Equity (%)*	18	14	18
Operating Cash Flow	$104	$185	$61
Depreciation Expense	$12	$13	$13
Capital Expenditures	$11	$9	$6
Combined Inventory Days	79	85	90
Revenue Turns (%)	56	58	66
*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights — Fiscal 2010
•	Xilinx’s 65nm Virtex-5 platform became the industry’s most successful FPGA family in history generating more in quarterly sales than any other PLD family. Sales from this family nearly doubled in fiscal 2010 from the prior fiscal year due to broad-based customer acceptance in a variety of end markets including: mobile infrastructure, enterprise switching and routing, cryptography and industrial imaging.
•	Xilinx introduced and commenced volume shipments of its next generation Virtex-6 and Spartan-6 FPGA platforms. The 40nm Virtex-6 platform leverages the successful Virtex-5 architecture and delivers higher performance and lower power consumption than competing FPGAs. The Spartan-6 platform marks the first time transceiver capability, high-performance PCIe and memory controller blocks have been integrated into a 45nm low-cost FPGA fabric.
•	Xilinx announced targeted design platform development kits for the Virtex-6 and Spartan-6 product families. These kits are designed to increase productivity and innovation for electronic designers in the areas of embedded processing, DSP and high speed serial connectivity and address end markets such as automotive, broadcast, consumer and industrial.
•	After announcing collaboration with ARM in October, 2009, Xilinx recently unveiled a revolutionary, extensible, processing platform architecture designed to deliver unrivaled levels of system performance, flexibility and integration. This innovative, platform-based approach is expected to drive expansion into new market spaces leveraging Xilinx 28nm FPGA technology together with ARM’s processor strengths and ecosystem.
•	Xilinx generated over $550 million in cash and raised its dividend by $0.02 per diluted share to $0.16 per diluted share in fiscal 2010. This demonstrates not only the resilience of Xilinx’s business model during a challenging economic period, but also the Company’s continued commitment to returning value to shareholders. Xilinx continues to have among the highest dividend yields in the technology industry.
Business Outlook — June Quarter Fiscal 2011
•	Sales are expected to be up 5% to 9% sequentially.
•	Gross margin is expected to be approximately 65% plus or minus one percentage point.
•	Operating expenses are expected to be approximately $182 million.
•	Other income and expense is expected to be a net expense of approximately $2 million.
•	Fully diluted share count is expected to be approximately 276 million.
•	June quarter tax rate is expected to be approximately 21%.

Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the fourth quarter and year-end financial results and management’s outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company’s web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (800) 642-1687 and referencing confirmation code 67509509. The telephonic replay will be available for two weeks following the live call.
This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter for fiscal 2011. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, the ability of our foundry suppliers to deliver sufficient wafer volumes in a timely manner, our ability to forecast end customer demand, customer acceptance of our new products, the ability of the Company to generate cost and operating expense savings in an efficient and timely fashion, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.
About Xilinx
Xilinx is the world’s leading provider of programmable platforms. For more information, visit www.xilinx.com.
Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
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XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Apr. 3,	Mar. 28,	Jan. 2,	Apr. 3,	Mar. 28,
	2010	2009 *	2010	2010	2009 *
Net revenues	$529,020	$395,014	$513,349	$1,833,554	$1,825,184
Cost of revenues	185,484	149,907	184,320	671,803	669,151

Gross margin	343,536	245,107	329,029	1,161,751	1,156,033

Operating expenses:
Research and development	94,240	88,190	101,867	369,485	355,392
Selling, general and administrative	90,346	77,652	85,037	327,560	343,768
Amortization of acquisition-related intangibles	—	1,006	—	2,493	5,332
Restructuring charges	2,847	—	5,531	30,064	22,023

Total operating expenses	187,433	166,848	192,435	729,602	726,515

Operating income	156,103	78,259	136,594	432,149	429,518
Impairment loss on investments	(764)	(967)	(3,041)	(3,805)	(54,129)
Gain on early extinguishment of convertible debentures	—	16,745	—	—	75,035
Interest and other income (expense), net	6,655	(2,373)	(542)	(6,579)	7,602

Income before income taxes	161,994	91,664	133,011	421,765	458,026
Provision for income taxes	13,462	13,627	26,103	64,281	96,307

Net income	$148,532	$78,037	$106,908	$357,484	$361,719

Net income per common share:
Basic	$0.54	$0.28	$0.39	$1.30	$1.31

Diluted	$0.54	$0.28	$0.38	$1.29	$1.31

Cash dividends declared per common share	$0.16	$0.14	$0.16	$0.60	$0.56

Shares used in per share calculations:
Basic	274,686	274,689	276,832	276,012	276,113

Diluted	277,290	274,881	278,566	276,953	276,854

*	As adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010.

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 3,	March 28,
	2010	2009*
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,386,605	$1,324,933
Accounts receivable, net	262,735	216,390
Inventories	130,628	119,832
Deferred tax assets and other current assets	127,098	91,313

Total current assets	1,907,066	1,752,468
Net property, plant and equipment	365,878	387,907
Long-term investments	582,202	347,787
Other assets	329,172	323,739

Total Assets	$3,184,318	$2,811,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$277,029	$170,702
Deferred income on shipments to distributors	80,132	62,364

Total current liabilities	357,161	233,066
Convertible debentures	354,798	352,110
Deferred tax liabilities	294,149	196,189
Other long-term liabilities	57,740	81,776

Stockholders’ equity	2,120,470	1,948,760

Total Liabilities and Stockholders’ Equity	$3,184,318	$2,811,901

*	Derived from audited financial statements and adjusted for the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010.

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Twelve Months Ended
	Apr. 3,	Mar. 28,	Jan. 2,	Apr. 3,	Mar. 28,
	2010	2009 *	2010	2010	2009 *
SELECTED CASH FLOW INFORMATION:
Depreciation	$12,248	$13,465	$12,867	$50,180	$55,632
Amortization	3,105	3,262	3,210	14,882	15,682
Stock-based compensation	15,471	13,321	15,519	56,481	54,509
Net cash provided by operating activities	103,870	60,854	185,478	554,291	442,530
Purchases of property, plant and equipment	(10,612)	(6,398)	(8,693)	(28,152)	(39,109)
Payment of dividends to stockholders	(44,031)	(38,552)	(44,299)	(165,648)	(154,534)
Repurchases of common stock	(124,997)	—	(25,000)	(149,997)	(275,000)
Proceeds from issuance of common stock to employees and excess tax benefit	50,389	20,259	13,546	63,556	104,638

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,501	$1,375	$1,291	$5,180	$5,791
Research and development	7,276	6,373	7,289	25,766	25,075
Selling, general and administrative	6,694	5,573	6,939	24,590	23,079
Restructuring charges	—	—	—	945	564

*	As adjusted due to the retrospective adoption of the accounting standard for convertible debentures in the first quarter of fiscal 2010